Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
   Senior Vice President, Chief Financial Officer
   M/I Homes, Inc.
   (614) 418-8011
M/I Homes Reports
Record Second Quarter and First Half Results

Columbus, Ohio (July 29, 2004) - M/I Homes, Inc. (NYSE:MHO) announced record financial results for the second quarter and six months ended June 30, 2004.

Net income of $24.9 million and $44.4 million and diluted earnings per share of $1.73 and $3.08 recorded in 2004’s second quarter and the first six months, respectively, represent record levels for the Company for these periods, with second quarter diluted earnings per share representing the highest results for any quarter in the Company’s 28-year history. Diluted earnings per share for the quarter increased 31% over 2003’s $1.32 and increased 22% when compared to 2003’s first half of $2.52. Net income for 2004’s second quarter increased 27% over 2003’s $19.5 million, and first half net income increased 19% from $37.4 million.

Homes delivered in 2004’s second quarter reached a record 1,097, up 14% compared to 2003’s second quarter of 961. For the six months ended June 30, 2004, homes delivered were a record 1,968, up 12% from 2003’s 1,761.
As previously reported, new contracts for 2004’s second quarter were 1,128, a 16% decrease from 2003’s record second quarter of 1,343. For the first six months, 2004’s new contracts were 2,440, a 2% decrease from 2003. Backlog of homes at June 30, 2004 reached an all-time record of 3,130 units with a record sales value of $887 million. The backlog of homes at June 30, 2003 was 3,044 units with a sales value of $760 million. The average sales price of homes in backlog at June 30, 2004 rose to $283,000, a 13% increase over 2003’s average sales price of $250,000. M/I had 135 active subdivisions at June 30, 2004 compared to 142 at June 30, 2003.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are proud to announce record levels of net income, diluted earnings per share, homes delivered and backlog for the second quarter and first half of 2004. Our quarterly margins also set Company records with 28% gross margins and 15% operating margins. Our continued record results demonstrate M/I’s focus on profitability. Our operations in Columbus, Tampa, Orlando, West Palm Beach and Washington, D.C., along with our mortgage and title operations, led the way in our record performance.”

Mr. Schottenstein added, “As previously reported, we are disappointed with the 16% decrease in second quarter new contracts. This decrease was due to our Midwest operations where market conditions continue to be challenging – with nominal job growth and higher mortgage rates, and where regulatory conditions delayed the opening of a number of new communities. Somewhat offsetting the decline in our Midwest new orders has been strong new order activity in our Florida, North Carolina, and Washington, D.C. markets, where we experienced double digit unit growth.”

Mr. Schottenstein concluded, “Our financial position is stronger than ever and we continue to make strategic land investments for our growth plans, having purchased $171 million of land in the first half of 2004, with plans to purchase approximately $300 million of ground for the year. With our backlog at an all-time high, we expect to have another banner year, making 2004 our ninth consecutive record year. We believe that our diluted earnings per share for 2004 should reach a record level range of $6.15 – $6.30, an increase to our previous guidance of $6.05 to $6.20. In 2003, our previous record income year, we earned $5.51 per diluted share.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at www.mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through July 29, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenue	$281,197	$240,904	$509,861	$449,616

Net income	$ 24,881	$ 19,525	$ 44,418	$ 37,399

Earnings per share
Basic	$ 1.76	$ 1.36	$ 3.15	$ 2.59
Diluted	$ 1.73	$ 1.32	$ 3.08	$ 2.52

Weighted average shares outstanding
Basic	14,122	14,350	14,094	14,454
Diluted	14,394	14,764	14,414	14,833

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003*	2004	2003*

Revenue	$281,197	$240,904	$509,861	$449,616
Gross margin	77,629	62,146	138,721	117,547
General and administrative expense	17,039	13,497	28,349	24,995
Selling expense	17,694	16,009	33,361	29,327

Operating income	42,896	32,640	77,011	63,225
Interest expense	1,769	629	3,592	1,913

Income before income taxes	41,127	32,011	73,419	61,312
Income taxes	16,246	12,486	29,001	23,913

Net income	$ 24,881	$ 19,525	$ 44,418	$ 37,399

Additional Information:
Financial services revenue	$ 11,141	$ 5,621	$ 18,641	$ 12,322
Financial services pre-tax income	$ 7,950	$ 3,983	$ 13,462	$ 9,163

Units:
New contracts	1,128	1,343	2,440	2,484
Homes delivered	1,097	961	1,968	1,761

	June 30,
	2004	2003
Backlog:
Units	3,130	3,044
Aggregate sales value	$887,000	$760,000
Average sales price	$ 283	$ 250

	June 30,
	2004	2003
Balance Sheet:
Homebuilding inventory	$780,915	$540,819
Homebuilding debt	274,432	142,703
Shareholders’ equity	440,037	366,662
Book value per share	$ 31.16	$ 25.41

*2003 amounts contain reclassifications to conform to the 2004 presentation. These reclassifications had no impact on reported net income. In the three-months and six-months ended June 30, 2003, results reflect reclassifications that have been made to reclassify amortization of previously capitalized interest to land and housing costs from interest expense (decreasing interest expense and increasing land and housing costs by $1,159 and $2,125, for the quarter and six months, respectively) and to reclassify certain loan origination fee expense from general and administrative expense to loan fee revenue (decreasing revenue and financial services revenue and decreasing general and administrative expenses by $349 and $646 for the quarter and six months, respectively).